Exhibit 99




[First Industrial Logo]



FIRST INDUSTRIAL REALTY TRUST, INC.    FOR INVESTOR INQUIRIES, CONTACT:
311 South Wacker Drive                 Cindy Thorson Klimstra
Suite 4000                             Vice President - Investor Relations
Chicago, Illinois  60606
312/344-4300                           FOR MEDIA INQUIRIES, CONTACT:
Fax 312/922-6320                       Joe Bronson - Media Relations Manager

MEDIA RELEASE                          For Immediate Release


                  FIRST INDUSTRIAL ANNOUNCES PRIVATE PLACEMENT



CHICAGO, April 24, 1998 - First Industrial Realty Trust, Inc. (NYSE: FR) announced today that it has priced a private placement of 1,112,644 shares of its common stock at a price of $32.625 per share, less an underwriting discount of 5.25 percent. It is anticipated that the shares will be deposited with a registered unit investment trust.

The securities are being offered pursuant to an exemption from registration under the Securities Act of 1933, as amended, and contain certain registration rights. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act of 1933, as amended.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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